MANAGEMENT AGREEMENT

Compass EMP Funds

Exhibit 1

Amendment Dated:  December 30, 2009

Percentage of Average

Fund

Daily Net Assets

Compass EMP Conservative to Moderate Fund

0.50%

Compass EMP Long-Term Growth Fund

0.80%

Compass EMP Alternative Investment Fund

0.80%

Catalyst Funds

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Trustee

Compass Advisory Group, LLC

By: /s/ S Hammers

Print Name: /s/ Stephen Hammers

Title: Managing Partner